January 7 2003,

Dr. Ronald Fellman Hand delivered at: 6215 Ferris Sq. San Diego, CA 92121

Dear Ron:

As we discussed, you do not currently have a severance package with the company. You have agreed that, in exchange for an agreement outlining certain rights for you in the event that you ever leave or are terminated from Path 1 Network Technologies Inc. (the "Company") at some future date, you are willing to provide 200,000 shares of your Path 1 Network Technologies Inc. Common Stock ("Company Stock") to the Company, to be used for the Company's needs.

You are hereby offered the following terms regarding your employment at Path 1. These terms will become effective upon our mutual execution of this letter agreement.

COMPANY SHARES

You agree that upon written instruction from the Company (provided that the definitive license agreement defined below is in effect) you will transfer to Path 1 or its nominee 200,000 shares of Company Stock. Pending the Company's transfer instruction, you will reserve sufficient shares of Company Stock to be available for the transfer. The Company's requested transfer will not in any way cause a conflict with or violation of any applicable securities laws, regulations or rules. Nevertheless, the Company will indemnify and hold you harmless from all costs and liabilities arising from or related to such transfer.

TERMINATION OF EMPLOYMENT

Your employment with the Company will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. Any contrary representations or agreements, which may have been made to you are superseded by this offer. The at-will nature of your employment described in this letter agreement and the related transactions shall constitute the entire agreement between you and Path 1 concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with the Company has the authority to enter into any oral agreement that changes the at-will status of employment with the Company. This letter agreement may not be modified except upon a written agreement signed by you and duly signed on behalf of the Company. By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with Path 1 and will not create any implied contract requiring cause for termination of employment.

In consideration of your agreement to transfer the Company Stock as described above, in the event of a termination of your employment other than for cause, or should you voluntarily resign from the Company at any time (but such voluntary resignation shall not be effective if preceded by an event as defined below that entitles the Company to terminate your employment for cause), the Company will pay you severance in the form of salary continuation for seven months (for total severance of $100,002) and seven months continuation of benefits. In addition, you would in any event receive all accrued and unpaid vacation and other benefits then due at termination. The severance will be paid consistent with the Company's current payroll schedule, and the salary continuation will be paid at the monthly rate of $14,286 or at your salary rate in effect at the time of termination. (If your monthly salary is adjusted to an amount less than $14,286, the duration of the salary and benefits continuation will be extended by an appropriate period such that the aggregate severance amount paid is equivalent to the total salary continuation that would be due over the seven month period as defined above.) For purposes of this letter agreement, termination "for cause" shall be defined as a board of directors-approved termination after any of the following events: (i) commission of any felony involving dishonesty or moral turpitude, (ii) commission of any act of theft, fraud or falsification of any employment or Company records, (iii) improper disclosure of the Company's confidential or proprietary information, (iv) a course of conduct amounting to gross incompetence, (v) continued use of alcohol or any illegal use of drugs or other substance in a manner as to materially interfere with the performance of your duties after you have been notified in writing by the Company of the nature of interference with the performance of your duties resulting from the use of alcohol or illegal use of drugs or other illegal substance, (vi) intentional, reckless or grossly negligent action materially detrimental to the best interest of the Company (but excluding any good faith exercise of business judgment),
(vii) intentional failure to perform, or neglect of or inattention to, material duties as an employee if such failure has continued for 15 days after you have been notified in writing by the Company of the nature of your failure to perform (provided, that poor performance by the Company shall not itself be deemed to constitute poor performance by you), or (viii) chronic absence from work for reasons other than illness or permitted paid time off (provided that working from home as previously approved by the Company's chief executive officer will not be deemed to constitute any "absence from work").

In addition, immediately upon any termination of your employment (by you or the Company), the Company will pay you, in cash, all amounts then outstanding on all loans you previously made to the Company, if any.

The parties acknowledge and agree that the stock options granted to you in lieu of salary pursuant to the Board of Directors' resolutions on November 2, 2001 are fully vested upon grant and, notwithstanding any provisions of the Company stock option plan to the contrary, each such stock option shall be fully exercisable during the seven year term of the option, regardless of whether you are employed by the Company at the time of exercise or the period of time that has elapsed since the termination of your employment. The stock option grant notices previously given to you to reflect such stock options are deemed amended consistent with this paragraph.

Immediately upon any termination of your employment (by you or the Company, for any reason or no reason, even if for cause), the Company and you will each execute and deliver a definitive non-exclusive license agreement in the form attached hereto as Exhibit A. In the event either party fails to timely execute such definitive non-exclusive license agreement, the agreement will be deemed to be effective immediately as of such termination regardless of whether the agreement is mutually signed. Further, you shall have the right to assign your right to become a party to the agreement to a new business entity formed by you provided that (i) you initially hold at least 15% of the equity ownership held by the initial company shareholders/equity holders, and (ii) you will not be entitled to assign the right to a Company Competitor or to an entity in which a Company Competitor or an entity that is controlled by a Company Competitor, holds an equity interest that exceeds 1% interest of the outstanding voting interests, without the Company's consent. For purposes of this Agreement, a "Company Competitor" means a company which sells an SDI or ASI video gateway for gigabit Ethernet.

The Company acknowledges that following termination of your employment with the Company you may pursue other business endeavors, including the use (subject to the field of use restriction in the definitive non-exclusive license agreement) of the technology licensed non-exclusively under the definitive license agreement, outside of the MPEG-2 based major television broadcast, cable and satellite markets, or in connection with MPEG-2 based video on demand-related entertainment or non-healthcare educational products and related maintenance services. The Company also acknowledges that you informed the Company of your interests in developing and commercializing the technology and related services for MPEG-4 in general and for MPEG-2 outside of the MPEG-2 based major television broadcast, cable and satellite markets, or in connection with MPEG-2 based video on demand-related entertainment or non-healthcare educational products and related maintenance services. The Company expressly reserves all right to exploit the licensed technology for MPEG-2 and MPEG-4. Subject to the definitive license agreement and, with respect to matters not covered under the definitive license agreement, your proprietary information and inventions agreement, the Company expressly consents to, and has no objections to or claims regarding, your pursuing such business opportunities and activities independent of the Company after the termination of your employment (provided that prior to termination of your employment, nothing shall prevent or restrict you from forming, organizing and coordinating the formation and organization of, a related business entity on your own time, outside of your work hours for the Company).

The Company will reimburse you for all reasonable attorney fees and related costs associated with the negotiation and execution of this letter agreement and the consummation of the transactions contemplated hereunder.

This letter agreement and the transactions under this agreement have been consented to by the Company's board of directors.

Sincerely,

Frederick A. Cary
Chairman, CEO and President
Path 1 Network Technologies Inc.

Agreed and accepted:

/s/ Ronald Fellman
-------------------
Dr. Ronald Fellman